3: PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 24, 2001

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 24, 2001

________________

This prospectus supplement includes a copy of the following report which

Magnitude Information Systems, Inc. has filed under the Securities Exchange Act of 1934, as amended:

o our Quarterly Report on Form 10-QSB for the quarter ended

September 30, 2001 (excluding the exhibits), which we filed

with the Securities and Exchange Commission on November 14, 2001.

This supplement, forms a part of, and shall be delivered together with our

Prospectus dated September 24, 2001, relating to 17,027,568 shares of our common stock which may be sold from time to time by the Selling Securityholders identified in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 16, 2001


FORM 10-QSB

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For Quarter Ended September 30, 2001

OR

[ ] TRANSITION REPORT PURSUANT O SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from _______ to _______

Commission file number 33-20432

MAGNITUDE INFORMATION SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware 75-2228828

(State or other Jurisdiction of (IRS Employer

Incorporation or Organization) Identification No.)

401 State Route 24, Chester, New Jersey 07930

(Address of Principal Executive Office) (Zip Code)

(908) 879-2722

(Registrant's telephone number including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes x No _____

The number of shares of Registrant's Common Stock, $0.0001 par value,

outstanding as of September 30, 2001, was 25,023,903 shares.


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

INDEX

Page

Number

PART 1 - FINANCIAL INFORMATION

Item 1 Financial Statements (unaudited)

Consolidated Balance Sheet

- September 30, 2001 3

Consolidated Statements of Operations

- Three and nine months ended September 30, 2001 and 2000 4

Consolidated Statements of Cash Flows

- Nine months ended September 30, 2001 and 2000 5

Notes to Consolidated Financial Statements 6 - 12

Item 2 Management's Discussion and Analysis of Financial Condition

and Results of Operations 13 - 14

PART II - OTHER INFORMATION 15

SIGNATURES 16


PART I - Item 1

MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited)




September 30, 2001

ASSETS

Current Assets


Cash .................................................................... $ 8,577

Accounts receivable, net of allowance for

doubtful accounts of 132,843 .......................................... 353,634

Miscellaneous receivables................................................. 196,323

Inventories .............................................................. 2,260

Deferred tax asset........................................................ 122,044

Prepaid expenses ......................................................... 34,679

----------

Total Current Assets .................................................. 717,517

Receivables due for payment after 12 months............................... 125,781

Property, plant and equipment, net of accumulated

depreciation of $203,585............................................... 77,051

Software, net of accumulated amortization of $534,520 .................... 972,770

Other assets ............................................................. 21,829

---------

TOTAL ASSETS .................................................................. 1,914,948

========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable and accrued expenses .................................... 698,110

Deferred revenue.......................................................... 231,867

Dividends payable ........................................................ 150,586

Loans and notes payable .................................................. 617,390

Current maturities long-term debt ........................................ 33,529

Current maturities lease obligations ..................................... 7,440

-----------

Total Current Liabilities ............................................. 1,738,922

Long-term debt, less current portion ..................................... 0

Lease obligations, less current portion .................................. 6,118

-----------

TOTAL LIABILITIES ............................................................. 1,745,040

STOCKHOLDERS' EQUITY

Preferred Stock, $0.001 par value, non-voting, 3,000,000 shares authorized:

2,500 shares have been designated Cumulative Preferred Stock,

of which 1 share is issued and outstanding ............................... 0

300,000 shares have been designated Series A Convertible Preferred Stock,

350,000 shares have been designated Series B Convertible Preferred Stock,

120,000 shares have been designated Series C Convertible Preferred Stock,

500,000 shares have been designated Series D Convertible Preferred Stock,

of which a combined total 214,857 shares are issued and outstanding 215

Common Stock, $0.0001 par value, 100,000,000 shares authorized,

25,023,903 shares are issued and outstanding.............................. 2,502

Additional paid-in capital ............................................... 17,900,767

Accumulated deficit ...................................................... (17,733,576)

------------

TOTAL STOCKHOLDERS' EQUITY............................... 169,908

TOTAL LIABILITIES AND EQUITY .................................... $ 1,914,948

==========



See notes to consolidated financial statements


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)




Three Months Ended Nine Months Ended

September 30, September 30,

2001 2000 2001 2000

------------- ------------- ------------- -------------


Total Revenues.................................... $ 34,150 $ 253,787 527,083 601,790

Cost of Goods Sold .......................... 39,311 41,740 120,353 126,394

------------- ------------- ------------- ---------

Gross Profit ..................................... (5,161) 212,047 406,730 475,396

Selling expenses ............................ 256,275 441,140 1,005,883 1,046,219

General & administrative expenses ........... 556,438 641,478 1,762,632 1,774,331

----------- ------------ ------------- -----------

Operating Income (Loss) .......................... (817,874) (870,571) (2,361,785) (2,345,154)

Miscellaneous income ........................ 0 12 0 14,060

Interest expense, net........................ (9,670) (16,091) (42,901) (148,934)

Miscellaneous expenses ...................... (156,789) (0) (156,789) (1,149)

Non-Operating Income (Expense) ................... (166,459) (16,079) (199,690) (136,023)

------------- ------------- ------------- -----------

Net Loss before taxes............................. (984,333) (886,650) (2,561,475) (2,481,177)

Provision for income taxes................... 0 0 0 0

Net Loss ......................................... $ (984,333) $ (886,650) $(2,561,475) $ (2,481,177)

========= ======== =========== ========

Dividends ........................................ 26,354 53,280 157,561 118,128

Net Loss after Dividends ......................... $(1,010,687) $ (939,930) $(2,719,036) $ (2,599,305)

Loss per Common Share ............................ $ (0.04) $ (0.06) $ (0.13) $ (0.18)

======== ======== ======== ========

Weighted Average Number of

Common Shares Outstanding .................... 23,552,842 15,745,597 20,285,553 14,599,500



See notes to consolidated financial statements


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine Months Ended September 30,

2001 2000

Cash Flows from Operating Activities

Net income (loss) ............................ $(2,561,475) $ (2,481,178)

Adjustments to net income (loss)

Depreciation and amortization ............. 152,933 149,074

Stock and debt issued for expenses......... 27,388 251,667

Disposition of certain assets /liabilities. 0 1,122

Dividend payments........................ (14,003) (42,000)

Decreases (increases) in Assets

Accounts receivable ..................... (131,943) (401,277)

Miscellaneous receivables................ (129,627) 15,227

Inventories ............................. 240 215

Prepaid expenses ........................ 319,138 (38,795)

Other assets ............................ 2,600 (22,750)

Increases (decreases) in Liabilities

Prepayments received..................... 0 0

Deferred revenues........................ 204,548 0

Accounts payable and accrued expenses ... 110,856 (204,486)

-------------- ---------

Net Cash Provided (Used) by Operating Activities (2,019,345) (2,773,181)

Cash Flows from Investing Activities

Purchases of equipment and fixtures ........ (944) (52,182)

Disposition of equipment and other assets .. 0 3,358

-------------- ---------

Net Cash Provided (Used) by Investing Activities (944) (48,824)

Cash Flows from Financing Activities

Proceeds from notes payable ............... 397,500 250,000

Repayment of loans and notes .............. (46,000) (484,534)

Reclassification of long-term debt ........ (100,000) (0)

Issuance of preferred stock................ 145,004 2,937,836

Issuance of common stock ........... ...... 1,594,661 550,000

------------- -------

Net Cash Provided (Used) by Financing Activities 1,991,165 3,253,302

Net Increase (Decrease) in Cash ................ (29,124) 431,297

Cash at Beginning of Period .................... 37,701 249,569

---------- --------

Cash at End of Period .......................... $ 8,577 $ 680,866

============ =========

See notes to consolidated financial statements


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

DESCRIPTION OF BUSINESS

Magnitude Information Systems, Inc. (the "Company" or "Magnitude") was

incorporated as a Delaware corporation on April 19, 1988 under the name

Fortunistics Inc. On March 4, 1993, the Company changed its name to

Whitestone Industries, Inc. On July 14, 1997, the Company changed its name to Proformix Systems, Inc., and on November 18, 1998, the Company

changed its name to Magnitude Information Systems, Inc.

Our primary product is an integrated suite of proprietary software modules marketed under the name ErgoManager(TM) which are designed to help individual computer users and businesses increase productivity and reduce the risk of potentially preventable repetitive stress injury

(RSI). These software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the software enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

BACKGROUND

On June 24, 1997, the Company, extended a stock exchange offer to the shareholders of Proformix, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems. Proformix, Inc. in November 1998 changed its name to Magnitude, Inc. and is now referred to as Magnitude, Inc. At the time of this submission, holders of 99.4% of Magnitude, Inc. common stock have tendered their shares. The business combination which took the form of a reverse acquisition has been accounted for as a purchase. As a result, the Company and Magnitude,

Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc.. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude,

Inc.

On February 2, 1998, the Company entered into an Agreement and Plan of Merger with Rolina Corporation, a privately held New Jersey software developing firm,

and on April 30, 1998, into an Asset Purchase Agreement with Vanity Software

Publishing Co., a Canadian developer of specialized software, whereby the

Company, in return for payments in form of cash and equity, acquired the rights to certain software products and related assets, with such software products subsequently forming the basis for the further development, during the year, of the Company's proprietary ErgoManager(TM) software system.

On November 18, 1998, the Company and its wholly owned subsidiary Magnitude,

Inc. entered into an Asset Purchase Agreement and several related agreements with 1320236 Ontario Inc. ("OS"), a publicly traded Canadian designer,

manufacturer and distributor of office furniture based in Holland Landing,

Ontario, Canada, pursuant to which OS acquired Magnitude, Inc.'s hardware product line comprised of the Company's ergonomic keyboard platform products and accessories, all related inventory and production tooling and warehousing assets, and all intellectual property rights including the Proformix name,

against a cash consideration and certain royalty payments on OS' sales of the

Proformix hardware products.


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

NARRATIVE DESCRIPTION OF INDUSTRY AND MARKET

Magnitude Information Systems, Inc. is a pioneer in the Ergonomic

Productivity Software (EPS) market. With ErgoManager(TM), an interactive suite of Windows(TM) software products, Magnitude has developed and delivered the first integrated systems approach to computer ergonomics. Our patented proprietary software products provide business and government employers with a complete system for the evaluation and management of ergonomic and productivity risk factors with respect to the use of computers in the office environment.

ErgoManager(TM) is designed to help employers minimize preventable

Repetitive Stress Injuries ("RSI") and enhance productivity through:

-- Real-time monitoring of keyboarding activities to ensure proper posture and work pacing.

-- Pro-active dialogue with at-risk employees, including surveys and training in the best practices for

wellness and productivity.

-- Strategic profiling and the management of computer use throughout an organization to employ best practices and to measure health,

safety, and performance results.

-- Computer workstation assessment tools.

We have received a patent from the U.S. Patent and Trademark Office on our application relative to certain core inventions within its

ErgoManager(TM) system and we have applied for several more patents for our products.

As the utilization of computers in the office has increased

significantly in the last decade, so has the rate of health problems believed to be related to the use of computers. Computer ergonomics focus on optimizing the design of technology involved in the utilization of computers in the office, and also attempts to affect the manner in which people interact with computers, so as to minimize the associated health risks. A successful technology delivery system positively impacts the cost of doing business by improving the comfort,

productivity, job satisfaction and safety of the computer user, while reducing the costs of absenteeism and work related disability.

Repetitive stress injury (RSI) is a classification of diseases caused by the excessive use of joints. It is a sub-classification of

Cumulative Trauma Disorders (CTDs). RSI accounts for a large portion of work-related illnesses, and the incidence of RSI is expected to grow as the number of people operating keyboards increases. The impact of RSI is measured not only in the pain and suffering of its victims, but also in time lost from work and medical costs. The Company's software products are designed to help businesses deal with potentially preventable repetitive stress injuries, by real-time monitoring of keyboarding activities, pro-active dialog with at-risk employees, and strategic profiling and management of computer use throughout an organization.

A new study released in January 2001 by the National Academy of

Sciences, originally commissioned by Congress and produced by the

National Research Council, finds that work-related back, hand and wrist injuries affect about 1 million U.S. workers every year. The total cost of the resultant disorders is between $45 billion and $54 billion in compensation, lost wages and lower productivity. Increased awareness of the health risks and associated costs led the State of California several years ago implemented an ergonomic regulation which directs qualifying employers to establish and maintain a program designed to minimize RSI's. Such program shall include work-site evaluation,

control of the exposures that have caused RSI's, and training of employees. State agencies and employers in California face fines of up to $25,000 per incident for violating these regulations. The State of

Washington adopted similar regulations in 2000, and other states have indicated a willingness to follow suit. The Company believes that the growing recognition of these trends will give rise to a rapidly expanding market for the Company's products.


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

GOING CONCERN

The ability of the Company to continue its operations is dependent on increasing sales and obtaining additional capital and financing. In their report for the fiscal year ended December 31, 2000, our auditors had expressed an opinion that, as a result of the losses incurred and the relative lack of working capital, there was substantial doubt regarding our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the

Company were unable to continue as a going concern. During the last year and the first three quarters in 2001 the Company has relied on the private placement of its common and preferred stock to fund its operations.

Management's plans are to continue seeking additional working capital through equity and debt placements with private and institutional investors.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Magnitude

Information Systems, Inc. and its subsidiary Magnitude, Inc. All significant inter-company balances and transactions have been eliminated.

Inventories

Inventory consists of finished goods that are stated at the lower of cost (determined by the first-in, first out method) or market.

Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation on equipment, furniture and fixtures and leasehold improvements is computed on the straight-line method over the estimated useful lives of such assets between 3-10 years. Maintenance and repairs are charged to operations as incurred. Software assets are amortized on the straight-line method over 10 years.

Securities Issued for Services

The Company accounts for stock, stock options and stock warrants issued for services and compensation by employees under the intrinsic value method. For non-employees, the fair market value of the Company's stock on the date of stock issuance or option grant is used. Effective

January 1, 1996, the Company adopted Statement of Financial Accounting

Standard (SFAS) No. 123, "Accounting for Stock-based Compensation". The statement generally suggests, but does not require, employee stock-based compensation transactions be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable. As permitted by the statement, the Company has elected to continue to follow the requirements of Accounting Principles Board Opinion No. 25, "Accounting

for Stock Issued to Employees' for employees under the intrinsic value method. The adoption of SFAS No. 123 does not have a material impact on the financial statements.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company's income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for

Federal income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal deferred tax asset for the year ended December 31, 2000. For state income tax purposes, a partial valuation allowance has been offset against the related state deferred tax asset for the year ended

December 31, 2000.

Net Loss Per Share

Net loss per share, in accordance with the provisions of Financial

Accounting Standards Board No. 128, "Earnings Per Share" is computed by dividing net loss by the weighted average number of shares of Common

Stock outstanding during the period. Common Stock equivalents have not been included in this computation since the effect would be

anti-dilutive.

Revenue Recognition

Revenue from the licensing of our proprietary software products is recognized at the time of licensing provided that the resulting receivable is deemed probable of collection. In determining the amounts to be recognized, we follow the guidelines established by SEC Staff

Accounting Bulletin SAB 101 and Statement of Position (SOP) 97-2.

Revenue from software maintenance contracts and services are recognized ratably as earned.

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFERRED TAX ASSET

During 2000, the Company had filed an application with the New Jersey

Economic Development Authority who administers the current New Jersey

Tax Certification program pursuant to the New Jersey Emerging

Technology and Biotechnology Financial Assistance Act to qualify for and be the beneficiary of this program which will permit a participant to liquidate its State NOL tax benefits against cash considerations.

The Company has been accepted under this program and has been issued tax transfer certificates which will, upon liquidation, result in a cash benefit in the amount stated.

PREPAID EXPENSES

Prepaid expenses at the end of the quarter included a position of

$156,789 resulting from an agreement in February 1998 with BNN Business

News Network Inc., a nationwide media advertising and radio network company, whereby the Company purchased advertising time to be utilized on stations associated with Business News Network Inc., usable over a period of three years, since then extended, and aggregating $900,000 in retail value, against issuance of 150,000 new and restricted common shares. The services purchased were capitalized at the then fair market value of the stock issued, for a total of $375,000 and have since been amortized as utilized. At September 30, 2001, however, management concluded that the remaining asset was compromised due to the likelihood that there would be no further tangible benefits associated with this position. The residual balance of $156,789 was therefore written off.


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

RECEIVABLES DUE AFTER 12 MONTHS

Two major contracts, entered into during the second quarter, provided for deferred payment schedules of which portions amounting to $125,781 are due and payable in installments during the months October through December

2002.

PROPERTY, PLANT AND EQUIPMENT




Property, plant and equipment consist of the following at September 30,

2001:


Equipment $ 164,891

Furniture and fixtures 69,976

Leasehold improvements 45,770

--------------

280,637

Less accumulated depreciation 203,585

--------------

Total $ 77,051

==============

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at September

30, 2001:

Accounts payable $ 434,876

Accrued interest 50,139

Accrued commissions 41,231

Accrued salaries and professional fees 112,296

Miscellaneous accruals 70,943

=============

Total $ 709,485

=============



DEFERRED REVENUES

During the second quarter, the Company entered into a licensing and distribution agreement with a foreign distributor which resulted in a

$175,000 receivables position with extended payment terms, whereby the associated revenue has been deferred until management has received more assurance with respect to the collectibility of the receivable


MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

LOANS AND NOTES PAYABLE




At September 30, 2001, Magnitude, Inc. and the Company had borrowings under short term loan agreements with the following terms and conditions:


Note issued by Magnitude, Inc. originally maturing December 4, 1998 and accruing interest at $ 75,000

5% per year. This note is overdue at September 30, 2001; no demand for payment has been made through today's date.

Note issued by Magnitude, Inc. originally maturing June 1996 and accruing interest at 12% per year. This note is overdue at September 30, 2001; no demand for payment has been made through 25,000 today's date.

Discounted present value of a non-interest bearing $70,000 settlement with a former investor of Magnitude, Inc. to be paid in monthly payments commencing July 1, 1997. The imputed 33,529 interest rate used to discount the note is 8% per annum.

Cash advances from an officer and director of the Company, carrying interest at the rate of 7%

p.a. 142,500

Pursuant to the February 2, 1998, Agreement and Plan of Merger with Rolina Corporation (see

"Background") the Company had issued 155,556 shares (the "Shares") of its common stock to the $ 374,890 principal of Rolina Corporation who currently serves as the Company's President and Chief

Executive Officer, and had issued a Put Option for such Shares at a price of $2.41 per share in accordance with the provisions contained therein, with notice for exercise eligible to be given at any time after February 1, 2000, and before 5:00 p.m. on the 90th day thereafter. This liability was converted into a Company obligation maturing July 1, 2002, and carrying interest at the rate of 7% per year payable monthly, of which a portion of $100,000 has been reclassified as due on demand. The obligation includes an option to the holder for conversion of the outstanding principal into shares of the Company's common stock at the rate of $0.50 per share.

Total $ 650,919

INCOME TAXES

At December 31, 2000, the Company had net operating loss carry forwards approximating $14,000,000 for federal income tax purpose which expire between the years 2007 and 2020 and are subject to certain annual limitations.

The Company's total deferred tax asset and valuation allowance at December 31, 2000 are as follows:

Total deferred tax asset $ 5,600,000

Less valuation allowance 5,600,000

Net deferred tax asset $ -

================




MAGNITUDE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2001

COMMITMENTS AND CONTINGENCIES

Lease Agreements

On March 15, 2000, the Company entered into a lease agreement for office space which is utilized for the Company's principal offices. Such lease commenced April 15, 2000 and expires on March 31, 2005 and requires monthly payments of $6,500 from April 15, 2000 through March 31, 2002; of $6,695 thereafter through March 31, 2003; of $6,896 thereafter through March 31,

2004; and of $7,103 thereafter through March 31, 2005.

RELATED PARTY TRANSACTIONS

On March 31, 2000, the Company and its President and Chief Executive

Officer agreed to convert a current liability payable to him in the amount of $374,890 into a Company obligation, of which $100,000 was subsequently classified as due on demand with the remaining balance of $274,890 maturing July 1, 2002. The obligation among others provides for a right to the holder to convert such obligation into common stock of the Company

(see "Loans and Notes Payable").

During the first three quarters in 2001, several officers and directors of the Company extended cash advances to the Company of which a balance of

$142,500 at September 30, 2001 remains outstanding and which accrue interest at the rate of 7% per year. These advances are repayable upon demand. During the quarter ended September 30, 2001, a director of the

Company converted an aggregate $130,000 of such cash advances into 361,111 shares of the Company's common stock and warrants for the purchase of a further 361,111 common shares, exercisable at $0.60 per share.

In July 2001, the board of directors of the Company acted on an earlier decision with respect to founder's shares and authorized the grant of a stock option for the purchase of 2.5 million common shares to the founder and current Chief Executive Officer of the Company, exercisable over ten years at a price of $0.50 per share. The option has a cash-less exercise feature.

In September 2001, a director of the Company exercised warrants for the purchase of 400,000 shares of the Company's common stock, at a price of

$0.25 per share.


Item 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations:

A number of major contracts were anticipated to close in September but were delayed directly due to the events of September 11th, 2001. These are building towards closure again, however, the delays resulted in lesser than expected revenues during the period. It is worthwhile to note that in the time since September, management has observed increased attention to cost-

containment at prospects and clients resulting in extraordinary interest in the

Company's products. Management expects future revenues to reflect this very positive development in our industry. No major new contracts were signed during the period, however, at the time of this writing the Company is in the process of completing materials due under a purchase by an overseas distributor with whom we had signed a license and purchase agreement during the second quarter, which will result in the recognition of $175,000 in previously deferred revenues when complete. We are in the process of negotiating similar agreements with both U.S. distributors and other foreign distributors in the

Far East and Europe.

Revenues for the quarter ended September30, 2001, totaled $34,150,

compared to $253,787 for the same period in 2000, all such revenues generated by the Company's wholly owned subsidiary Magnitude, Inc. from the licensing of the

Company's proprietary ErgoManager(TM) software and related maintenance and support services. The terms of two larger purchase contracts received by the the Company during the second quarter provide for extended payment terms so that the Company will receive cash only in installments through 2002

(see "Receivables due after 12 months" in Notes to Financial Statements).

Revenues for the nine months period ended September 30,2001, totaled

$527,083 compared to $601,790 in the first nine months of 2000.

Gross profits during the quarter totaled negative $5,161. The gross profits are burdened with a fixed charge for amortization of software investments. Software assets underlying the Company's products are being amortized on a straight line over 10 years, resulting in a level charge of approximately $13,000 per month to cost-of-goods-sold. Since variable product costs are low, the gross margin is expected to significantly increase as revenues grow. After deducting selling expenses and general and administrative expenses totaling $812,713 the Company realized an operating loss of $817,874, compared to an operating loss of

$870,571 for the third quarter in 2000. Non-operating expenses totaled $166,459,

primarily from the write-off of a compromised asset position (see "Prepaid

Expenses" in the Notes to Financial Statements). The net result for the quarter,

after accounting for dividends paid and accrued on the Company's outstanding preferred stock, was a loss of $1,010,687 or $0.04 per share, compared to a loss of $939,930 or $0.06 per share for the same period last year. The nine month'

result was a loss of $2,719,036 in 2001, and a loss of $2,599,305 in 2000.

In spite of a fifteen percent decrease in operating costs from the preceding quarter, expenses continue to be high relative to revenues. Management is striving to further reduce costs, however, is acutely aware of the necessity to provide for an adequate infrastructure to maintain the Company's presence on the marketplace. Savings vis-a-vis prior quarters were achieved in both selling and general and administrative expenses through staffing reductions and the elimination of certain non-critical marketing programs. Management expects to be able to further reduce costs during the fourth quarter.

Our primary marketing focus is on medium to larger size companies that may be candidates for enterprise-wide installation of our software. Such larger contacts, however, typically are preceded by long and exhaustive trial and evaluation cycles whose pace of progress are unpredictable. The timing of the finalization of any major contract will significantly impact a given quarter's results. Management is confident that its current sales approach remains valid and will result in tangible revenue improvements during the upcoming quarters.

As a result of the slower than initially forecasted growth in the B2B sector, the quarter concluded with a significant loss that cut further into the

Company's financial resources. A partial replenishment of these resources came in the form of new working capital provided by private investors, however, the amounts obtained were not sufficient to entirely offset the negative cash-flow from operations, and came at the cost of occupying a growing part of management's time and efforts. Since revenues from the licensing of software do not yet cover operating expenses, and are not expected to do so in the immediate future, the Company will continue to depend on new capital infusions to be able to operate and pursue its marketing goals.


Liquidity and Capital Resources

The cash outflow from losses during the second quarter could be compensated by new equity investments through equity subscriptions by accredited investors who purchased the Company's common stock in a series of private placements, and the exercise of warrants and options to purchase such stock.

These transactions contributed approximately $850,000 in cash. These receipts were not sufficient to reverse the large deficit in the working capital position which amounted to negative $1,021,405 at September 30, 2001, including the effect of a reclassification to current status of certain notes issued to the

Company's chief executive officer, and continues to slow the Company's marketing efforts.

Management is presently in discussion with several private lenders and investors with the goal of securing a larger infusion of equity or debt capital.

The outcome of these discussions and the timing for any resulting capital inflows can not, however, be predicted with certainty at this time, and there can be no assurance that the necessary capital for an orderly continuation of the Company's business and redemption of liabilities will be obtained in a timely fashion. Should the Company be unable to successfully complete such financing transactions we may have to severely curtail operations.

At the time of this submission, the Company had no bank debt. At

September 30, 2001, its short-term liabilities, aside from trade payables and accruals, consisted of certain notes and loans aggregating approximately

$650,000 of which $520,000 are owed to the Company's chairman and chief executive officer (see "Related Party Transactions"). Owing to present liquidity constraints, the Company is currently in arrears with approximately $130,000 in accrued unpaid dividends.


PART II - OTHER INFORMATION

Item 1 LEGAL PROCEEDINGS

The Company is not a party in any legal proceedings.

Item 2 CHANGES IN SECURITIES - None

c) Issuance of unregistered securities

In addition to the issuance of unregistered securities previously noted in the

Company's report on Form 10-QSB for the quarter ended June 30, 2001,

incorporated herein by reference, the Company, during the third quarter of 2001,

issued the following unregistered securities:

(i) 1,124,030 shares of common stock accompanied by warrants for the purchase of 1,118,700 shares of common stock exercisable at $0.60 per share, to four accredited investors pursuant to private placement subscriptions, issued in reliance upon exemptions provided under Section 4(2), Rule 506 of Regulation D and Regulation S of the Securities Act, which resulted in the receipt by the

Company of approximately $423,000 in cash;

(ii) 79,403 shares of common stock to three creditors of the Company,

pursuant to the conversion of $31,800 in miscellaneous payables;

(iii) 1,000,000 shares of common stock pursuant to the exercise of certain options and warrants by two individuals, one of whom is a director of the

Company (see "Related Party Transactions" above); resulting in the receipt by the Company of $250,000 in cash;

(iv) 3,750 shares of common stock for services performed.

Item 3 DEFAULTS ON SENIOR SECURITIES

The Company, as of the date of this filing, is in arrears on the payment of certain dividends on its Series A, B, C, and D Senior Convertible Preferred

Stock. Such arrears total approximately $130,000 .

Item 4 SUBMISSION OF MATTERS TO A VOTE OF

SECURITIES' HOLDERS - None

Item 5 OTHER INFORMATION - None

Item 6 EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibit (3)(i) - Articles of Incorporation and Amendments

thereto, incorporated herein by reference to Exhibits of

previous filings with the Commission.

Exhibit (3)(ii) - By-laws of the Company, incorporated herein by reference to Exhibits of previous filings with the

Commission.

(b) Reports on Form 8-K: - None


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Date: November 13, 2001 By: /s/ Steven D. Rudnik

------------------------------

Steven D. Rudnik

Chairman and Chief Executive Officer